EXHIBIT 99.1
FOR IMMEDIATE RELEASE

Contact:       Jack Jaiven, Vice President/Treasurer
               nStor Technologies, Inc.
               Tel  561.640.3105
               E-mail:  jack@cenrec.com

                nStor Technologies Reports First Quarter Results

Carlsbad, CA - May 14, 2003 -- nStor Technologies, Inc. (AMEX: NSO) announces that its operating results for the first quarter ended March 31, 2003 reflect a decreased net loss compared to the first quarter of 2002.

The Company's net loss amounted to $1,635,000 or $.01 per share, on revenues of $2,334,000, compared to a net loss of $4,802,000 or $.04 per share, on revenues of $1,559,000, during the first quarter of 2002. The current period's results include a non-cash charge of $233,000 related to the amortization of deferred stock compensation. Last year's first quarter includes non-recurring items of $2 million, consisting of $1,329,000 of losses on the sale of the Company's remaining marketable securities and a $670,000 non-cash charge attributable to the fair value of an option granted to a customer. Revenues for the 2003 quarter include $1,147,000 from the Company's telecommunication management business acquired in June 2002.

Commenting on the results, H. Irwin Levy, Chairman of the Board and Chief Executive Officer stated, "The Company has continued to make significant improvements to its financial position during 2003. We received $3.3 million in debt financing since the beginning of the year and increased our net worth by almost $2 million during the first quarter."

Thomas Gruber, President and Chief Financial Officer, stated, "We continue to receive positive responses to our new products from existing and potential customers, in particular, from our NexStor 4300F and 4500F 2Gbit Fibre Channel RAID solutions which feature our Wahoo controller technology. We expect sales revenues to increase significantly during the second half of the year."

About nStor

Headquartered in Carlsbad, California, nStor Technologies, Inc. operates in two business segments:

nStor Corporation, Inc. designs, develops and manufactures external data storage solutions, including high density storage enclosures, storage management software and its recently announced Wahoo controller technology. The Company's product lines support a variety of operating systems including Windows NT, Windows 2000, Unix, Macintosh and Linux. Designed for storage intensive environments and mission-critical applications, the Company's products are offered in various architectures including Fibre Channel, Fibre-to-SCSI and SCSI. nStor markets its products through a direct sales force and a global network of reseller and OEM partners. Additional information can be found by visiting nStor's web site at www.nstor.com.

Stonehouse Technologies, Inc. is a provider of telecommunication software and services that help large enterprises manage their communications expenses, assets and processes. These solutions include a suite of modular applications and consulting services, which allow enterprises to manage voice, data and wireless services by providing a systematic approach to automate order processing, monitor expenses, manage vendor invoices, track asset inventory and allocate costs. Additional information can be found by visiting Stonehouse's web site at www.stonehouse.com.


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This press release  includes  statements  that may constitute  "forward-looking"
statements, usually containing the words "believe", "estimated", "project", "expect", "anticipate", or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, the Company's inability to increase sales to current customers and to expand its customer base, continued acceptance of the Company's products in the marketplace, the Company's inability to improve
the  gross  margin  on  its  products,   competitive  factors,  dependence  upon
third-party vendors, outcome of litigation, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release. nStor is a registered trademark of nStor Technologies, Inc.

nStor Technologies, Inc. and Subsidiaries

                Consolidated Statements of Operations (Unaudited)
                     (in thousands, except per share data)

                                                   Three Months Ended March 31,
                                                  ------------------------------
                                                       2003              2002
                                                  ------------     -------------
Sales                                                $  2,334         $   1,559

Cost of sales                                          (1,473)           (1,675)
                                                  ------------     -------------
Gross margin (loss)                                       861              (116)

Operating expenses                                     (1,929)           (2,267)
                                                  ------------     -------------
Loss from operations                                   (1,068)           (2,383)

Amortization of non-cash deferred
 stock compensation (1)                                  (233)                -

Depreciation and amortization                            (122)             (243)

Interest expense                                         (240)             (137)

Realized losses on marketable securities                    -            (1,329)

Fair value of option granted to customer                    -              (670)

Other income (expense), net                                28               (40)
                                                  ------------     -------------
Net loss                                            $  (1,635)        $  (4,802)
                                                  ============     =============

Net loss per common share (basic and diluted)       $   (0.01)        $   (0.04)
                                                  ============     =============

Shares used in computing net loss
 per common share (basic and diluted)             142,566,505       114,940,708
                                                  ============     =============

--------------
(1) If amortization of non-cash deferred stock compensation were not reported separately, this expense would be included in operating expenses.